As filed with the Securities and Exchange Commission on December 28, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ARM Holdings plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

110 Fulbourn Road

Cambridge CB1 9NJ, United Kingdom

(011)(44) 1223 400 400

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Artisan Components, Inc. 2003 Stock Plan

Artisan Components, Inc. 2000 Supplemental Stock Option Plan

Artisan Components, Inc. 1997 Director Option Plan, as amended

Artisan Components, Inc. 1993 Stock Option Plan, as amended

Nurlogic Executive Plan

Nurlogic 2000 Stock Incentive Plan

Nurlogic 1997 Stock Incentive Plan

(Full Title of the Plans)

Jerald Ardizzone

President

ARM, Inc.,

750 University Avenue, Suite 150

Los Gatos, California 95032

(408) 579-2200

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

copies to:

John D. Amorosi. Esq.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4010

Fax (212) 450-4800

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares of 0.05p each par value	90,397,398	$0.83	$75,029,840	$8,831

(1)	Represents the aggregate number of shares issuable upon exercise of presently outstanding options that have been granted under the option plans of Artisan Components, Inc. and that were assumed by Registrant in connection with the closing of the acquisition of Artisan Components, Inc. by Registrant.

(2)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average per share exercise price of the options assumed by the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

This Registration Statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed on June 21, 2004.

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in Item 3(a) above.

(c)	The description of the Company’s American Depositary Shares evidenced by American Depositary Receipts, each representing three Ordinary Shares, and Ordinary Shares contained in the Company’s Registration Statement on Form 8A dated March 27, 1998, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Article 139 of ARM’s articles of association provides:

“139. Indemnity

139.1 Subject to the provisions of and so far as may be consistent with the Statutes including the U.K. Companies Act 1985, the Uncertificated Securities Regulations 2001 and every other statute for the time being in force concerning companies and affecting the Company, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

139.2 Without prejudice to paragraph 139.1 the Directors shall the have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a Director or officer of any Relevant Company (as defined in paragraph 139.3 of this Article) or who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by any such person in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

139.3 For the purpose of paragraph 139.2 “Relevant Company” shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body.”

Section 310 of the U.K. Companies Act 1985 (as amended by Section 137 of the U.K. Companies Act 1989) provides as follows:

“310. Provisions exempting officers and auditors from liability

(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him

i.	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

ii.	in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

Section 727 of the U.K. Companies Act 1985 provides as follows:

“727. Power of court to grant relief in certain cases:

(1)

If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

ARM maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse ARM for amounts that it may be required or permitted by law to pay directors or officers of ARM. In addition, ARM has entered into indemnification agreements with its directors and certain officers pursuant to which ARM has agreed to indemnify each such individual for all liabilities they incur as a consequence of their agreement to be appointed as directors or officers of ARM or as a result of the discharge of their duties or exercise of their powers related to their agreement to be appointed as directors or officers of ARM.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description
5.1	Opinion of Linklaters.

23.1	Consent of Linklaters (Included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Cambridge, United Kingdom.

24.1	Powers of Attorney (included on signature page hereto).

99.1	Artisan Components, Inc. 2003 Stock Plan, as amended.

99.2	Artisan Components, Inc. 2000 Supplemental Stock Option Plan, as amended.

99.3	Artisan Components, Inc. 1997 Director Option Plan, as amended.

99.4	Artisan Components, Inc. 1993 Stock Option Plan, as amended.

99.5	Nurlogic Executive Plan.

99.6	Nurlogic 2000 Stock Incentive Plan.

99.7	Nurlogic 1997 Stock Incentive Plan.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge in the United Kingdom on December 24, 2004.

ARM HOLDINGS PLC

By:	/s/ Warren East
Name: Warren East
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Warren East and Tim Score as his true and lawful attorneys-in-fact, each with power of substitution, in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Warren East Warren East	Chief Executive Officer and Director	December 24, 2004

/s/ Sir Robin Saxby Sir Robin Saxby	Chairman and Director	December 24, 2004

/s/ Tim Score Tim Score	Chief Financial Officer and Director	December 24, 2004

/s/ Tudor Brown Tudor Brown	Chief Operating Officer and Director	December 24, 2004

/s/ Michael Muller Michael Muller	Chief Technology Officer and Director	December 24, 2004

Signature	Title	Date

/s/ Mike Inglis Mike Inglis	Executive Vice President, Marketing and Director	December 24, 2004

Peter Cawdron	Director

Doug Dunn	Director

Jeremy Scudamore	Director

John Scarisbrick	Director

/s/ Mark R. Templeton Mark R. Templeton	Director	December 24, 2004

/s/ Lucio L. Lanza Lucio L. Lanza	Director	December 24, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Linklaters.

23.1	Consent of Linklaters (Included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Cambridge, United Kingdom.

24.1	Powers of Attorney (included on signature page hereto).

99.1	Artisan Components, Inc. 2003 Stock Plan, as amended.

99.2	Artisan Components, Inc. 2000 Supplemental Stock Option Plan, as amended.

99.3	Artisan Components, Inc. 1997 Director Option Plan, as amended.

99.4	Artisan Components, Inc. 1993 Stock Option Plan, as amended.

99.5	Nurlogic Executive Plan.

99.6	Nurlogic 2000 Stock Incentive Plan.

99.7	Nurlogic 1997 Stock Incentive Plan.